Exhibit 99.1

Teekay, TORM and OMI Announce Early Termination of HSR Waiting Period

    STAMFORD, Conn.--(BUSINESS WIRE)--May 14, 2007--Teekay Shipping Corporation (Teekay) (NYSE: TK), A/S Dampskibsselskabet TORM (TORM) (DSE: TORM and NASDAQ: TRMD), and OMI Corporation (OMI) (NYSE: OMM) today announced that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (HSR) with respect to the previously announced tender offer by Omaha, Inc., Teekay and TORM for OMI. The tender offer remains subject to certain conditions, including, among others, the expiration of a regulatory waiting period in Norway and satisfaction of the minimum tender condition. The tender offer is currently set to expire at 5:00 p.m. New York City time on Friday, May 25, 2007.

    About Teekay

    Teekay Shipping Corporation transports more than 10 percent of the world's seaborne oil, has expanded into the liquefied natural gas shipping sector through its publicly-listed subsidiary, Teekay LNG Partners L.P. (NYSE: TGP), and is further growing its operations in the offshore production, storage and transportation sector through its publicly-listed subsidiary, Teekay Offshore Partners L.P. (NYSE: TOO). With a fleet of over 155 vessels, offices in 17 countries and 5,600 seagoing and shore-based employees, Teekay provides a comprehensive set of marine services to the world's leading oil and gas companies, helping them seamlessly link their upstream energy production to their downstream processing operations. Teekay's reputation for safety, quality and innovation has earned it a position with its customers as The Marine Midstream Company.

    Teekay's common stock is listed on the New York Stock Exchange where it trades under the symbol "TK".

    About TORM

    TORM is one of the world's leading carriers of refined oil products and has significant activities in the bulk market. The
Company operates more than 100 modern and secure vessels, most of them in pool co-operation with other respected shipping companies, sharing TORM's commitment to safety, environmental responsibility and customer service.

    TORM was founded in 1889. The Company conducts business all over the world and is headquartered in Copenhagen, Denmark. TORM's shares are listed in Copenhagen (ticker TORM) as well as on NASDAQ (ticker
TRMD).

    About OMI

    OMI Corporation is a major international owner and operator of tankers. Its fleet aggregates approximately 3.5 million deadweight tons and comprises 13 Suezmax tankers (7 of which it owns and 6 of which are chartered-in) and 32 product carriers (of which it owns 28 and charters-in 4). In addition, the Company has 2 product carriers under construction, which will be delivered in 2009.

    Important Information

    This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of OMI's common stock will only be made pursuant to an offer to purchase and related materials that Teekay and TORM have filed with the Securities and Exchange Commission. OMI shareholders should read these materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. OMI shareholders will be able to obtain the offer to purchase and related materials with respect to the offer free of charge at the SEC's website at www.SEC.gov, from the information agent named in the tender offer materials or from Teekay or TORM.

    Forward-Looking Statements

    This release contains forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) which reflect management's current views with respect to certain future events and performance, including statements regarding the closing of Teekay and TORM's acquisition of OMI and the expiration of remaining regulatory periods. There can be no assurance that remaining regulatory authorizations will be obtained or that other conditions to the closing of the acquisition will be satisfied.

    CONTACT: OMI Corporation
             Merete Serck-Hanssen, 203-602-6773